Exhibit 10.3
LETTER AGREEMENT
November 9, 2007
Matthew Patterson
547 Broadway #3
New York, NY 10012
Re: Severance and Change in Control Agreements
Dear Matt:
On behalf of Amicus Therapeutics, Inc., (the “Company”), this shall serve to confirm our agreement in the event Amicus terminates your employment without cause or in the event of a Change in Control, Sale or Merger of the Company. By accepting the terms of this Letter Agreement, you agree that the rights identified in this Letter Agreement contain the complete understanding between you and the Company related to Severance and Change in Control payments. The November 9, 2004 Offer of Employment Letter countersigned by you (“November 9, 2004 Offer Letter,” attached hereto), shall otherwise remain in full force and effect and is hereby confirmed and ratified.
Severance Pay
In the event that your employment is terminated by the Company, except for “Cause” as defined below, you will be eligible to receive the following:
1.	six (6) months salary continuation;

2.	an additional six (6) months of option vesting;

3.	in the event that your termination occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of termination; and

4.	you will be entitled to a continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12)

     6 Cedar Brook Drive      Cranbury, NJ 08512      T: 609-662-2000      F: 609-662-2001      www.amicustherapeutics.com

months, which shall commence on the date of termination and run concurrently with the period of salary continuation.
For purposes of this Agreement, “Cause” means termination for any of the following reasons: (1) willful or deliberate misconduct by you that materially damages the Company; (2) misappropriation of Company assets; (3) conviction of, or a plea of guilty or “no contest” to, a felony; or (4) any willful disobedience of the lawful and unambiguous instructions of the CEO of the Company; provided that the CEO has given you written notice of such disobedience or neglect and you have failed to cure such disobedience or neglect within a period reasonable under the circumstances.
Change in Control
     If there is a Change in Control Event and you resign for Good Reason or are terminated without Cause within twelve months of such Change in Control Event, then (i) you will be entitled to receive twelve (12) months of salary continuation, plus, in the event that the resignation for Good Reason or termination without Cause following a change in control event occurs after June 30th of the calendar year, you will be entitled to a payment of a bonus equal to the bonus earned in the preceding year pro-rated for the number of months actually worked in the year of your resignation or termination. In addition, you will be entitled to continuation of your health benefit coverage under COBRA, premiums to be paid by the Company, for a period of twelve (12) months, which shall commence on the date of resignation or termination and run concurrently with the period of salary continuation, and (ii) all unvested stock options will have their remaining vesting schedule accelerated so that all stock options are fully vested.
“Change in Control Event” means any of the following: (i) any person or entity (except for a current stockholder) becomes the beneficial owner of greater than 50% of the then outstanding voting power of the Company; (ii) a merger or consolidation with another entity where the voting securities of the Company outstanding immediately before the transaction constitute less than a majority of the voting power of the voting securities of the Company or the surviving entity outstanding immediately after the transaction, or (iii) the sales or disposition of all or substantially all of the Company’s assets. “Good Reason” means (i) a change in your position with the Company or its successor that materially reduces your title, duties or level of responsibility; or (ii) the relocation of the Company or its successor greater than 50 miles away from the then current location of the Company’s principal offices.
     Your right to receive accelerated vesting and severance payments pursuant to this letter agreement shall be subject to the condition that you execute a full release and waiver of all claims against the Company and related parties, in a form acceptable to the Company.
It is understood and agreed that this Letter Agreement constitutes the full agreement between you and the Company on the subjects of Severance and Change in Control payments. To indicate your acceptance of the terms and conditions set forth herein, please sign one copy of this Letter Agreement in the space indicated below and return it to my attention on or before November 12,

2007. By signing below, you agree that no other promises, express or implied, have been made to you either verbally or in writing and that no further modifications to these terms and conditions will be effective except by a written agreement signed by the Chief Executive Officer of the Company and you and as authorized by the Company’s Board of Directors.

Very truly yours, John Crowley President and Chief Executive Officer
Accepted and Agreed:

By:	/s/ Matthew Patterson	Date:	November 12, 2007

Matthew Patterson